Exhibit 10.1

RetailMeNot, Inc.

2017 Bonus Plan

(Team Member)

Executive Summary of the 2017 Bonus Plan

There are two types of bonuses within the Company that may be earned twice-yearly – the Base Bonus and the Company Overachievement Bonus. To be eligible for a bonus, a Team Member must be a regular full-time employee of the Company and not terminated as of the date of payment.

Base Bonus: Individual Performance (unless Team Member has an agreement with the Company that states otherwise) + Company Performance

•	Individual Performance

•	Team Member is evaluated twice annually by manager who will determine the payout percentage.

•	If the payout percentage is less than 50% for a Team Member in the 1H Period or the 2H Period, no Company Performance Element will be earned for that Team Member in that period.

•	Company Performance

•	Five Metrics that the Company Measures:

•	Net Revenues

•	Segment Operating Income

•	Gross Profit

•	Adjusted EBITDA

•	Audience

•	Two Payout Periods (1H and 2H) and Weighted Factors:

•	Team Members in the Core Segment: (1) a Core Segment Operating Income metric, (2) an Audience metric and (3) a Core Segment Net Revenues metric. Each metric is based upon the country, region or regions for which the Team Member has operational responsibility.

•	Team Members and “C-level” Executives in the Gift Card Segment: (1) a Gift Card Segment Operating Income element, (2) a Gift Card Segment Gross Profit element and (3) a Gift Card Segment Net Revenues element.

•	Senior Vice President or “C-level” Executive with Global Responsibilities: (1) an Adjusted EBITDA metric, (2) a consolidated Audience metric and (3) a consolidated Net Revenues metric.

Base Bonus Payout Example:

Annual Salary:	$70,000
Bonus Rate:	7.5%
Annual Target:	$5,250
H1 Target:	$2,625

Element	Weighting	Total Target	Earned	Payout
Individual Goals	50%	$1,312.50	100.0%	$1,312.50
Net Revenue	15%	$393.75	90.5%	$356.34
Audience	20%	$525.00	104.5%	$548.63
Segment Operating Income	15%	$393.75	107.0%	$421.31

Total Payout				$2,638.78

RetailMeNot, Inc.

2017 Bonus Plan

(Team Member)

Company Overachievement Bonus: To be eligible for the Company Overachievement Bonus, the Team Member’s individual performance percentage payout must be at least 85%. The Company Overachievement Bonus can be earned by a Team Member in the event the Company over-performs in any of the Company’s performance metrics (Net Revenues, Segment Operating Income, Audience, or Gross Profit) as measured against its annual target and is capped at 200%. Team Members who serve in a role as Senior Vice President and above will not have the opportunity to earn a Company Overachievement Bonus in 1H.

RetailMeNot, Inc.

2017 Bonus Plan

(Team Member)

2017 Bonus Plan

I.	Overview.

RetailMeNot, Inc. and its affiliated companies (the “Company”) are committed to sharing their success with the people who make it possible — the Company’s Team Members. The purpose of this 2017 Bonus Plan (this “Plan”) is to encourage the Company’s Team Members to contribute to the achievement of the Company’s goals and to share in the rewards of the Company’s success. The term of this Plan is for the 2017 fiscal year.

II.	Eligible Team Members.

To be eligible to participate in the Plan, a Team Member must be a regular full-time employee of the Company. Each Team Member’s aggregate annual target bonus shall be communicated in the Team Member’s 2017 compensation overview letter or in the offer letter for Team Members hired in 2017.

III.	Performance Periods.

There will be two separate performance periods under this Plan: January 1 through June 30, 2017 (the “1H Period”) and July 1 through December 31, 2017 (the “2H Period”).

IV.	Individual and Company Performance Elements.

Team Members’ bonuses generally have two components: the individual performance element and the Company performance element. Also, an additional bonus is available in the event the Company over-performs in any of the five metrics listed below in Section VII(A)(2).

V.	Weighting and Payment.

Any bonus amounts earned will be determined twice annually. Payment for performance in the 1H Period will be made by September 30, 2017, and payment for performance in the 2H Period will be made by March 15, 2018 after completion of the audit of the 2017 financial statements. Weighting percentages for each Team Member’s individual performance elements and the Company performance elements are generally based on the region for which the Team Member has operational responsibility.

VI.	Operating Segments.

The Company has two operating segments, the core segment (the “Core Segment”) and the gift card segment (the “Gift Card Segment”). Team Members are assigned to one of these two segments after considering the Team Member’s operational responsibilities. All such determinations are made in the Company’s sole discretion.

RetailMeNot, Inc.

2017 Bonus Plan

(Team Member)

VII.	Calculating the Base Bonus.

The Base Bonus under this Plan will be calculated as follows:

A.	Base Bonus: Individual Performance Element + Company Performance Element

1.	Individual Performance Element

A Team Member’s individual performance element is based on their performance against individual goals, the competencies established for the Team Member’s role and the Company’s core values. A Team Member’s individual performance is evaluated by the Team Member’s manager at mid-year for the 1H Period and year-end for the 2H Period. After each Team Member evaluation, the Team Member’s individual performance will be used to inform a percentage payout for bonus purposes. If the Team Member’s individual performance in the 1H Period or 2H Period is deemed unsatisfactory, then that Team Member’s percentage payout will be 0% in such period. If the Team Member’s individual performance is satisfactory, then the Team Member is eligible for a percentage payout ranging from 50%-150% according to the discretion of the Team Member’s manager and consistent with the examples set forth in the table below. The payout percentage will be multiplied by the applicable weighting percentage for the individual performance element to determine the amount of the “Individual Performance Element” actually earned.1

Below are examples of Team Member individual performance and payout scenarios:

Team Member Performance Example	Example Payout %	Comments
Team Member exceeded expectations on goal performance, delivered meaningful contributions on an important project that was added to the goal plan, mastered all competencies associated with their role and consistently modeled the Company’s core values to other Team Members.	150%	Maximum bonus for exceptional goal achievement and modeling RMN’s core values.

Team Member exceeded expectations on goal performance and achieved both of the following criteria: (1) satisfied all competencies associated with their role and (2) consistently embodied the Company’s core values.	115%	Team Member over-achieved on goals and satisfied or exceeded all other expectations.

[1]	Team Members who serve in a role as a Senior Vice President and above do not have an Individual Performance Element in their Base Bonus calculation.

RetailMeNot, Inc.

2017 Bonus Plan

(Team Member)

Team Member Performance Example	Example Payout %	Comments
Team Member met expectations on goal performance and achieved both of the following criteria: (1) satisfied all competencies associated with their role and (2) demonstrated alignment with the Company’s core values.	100%	Team Member met all expectations.

Team Member met expectations on goal performance and achieved one of the following criteria: (1) satisfied all competencies associated with their role or (2) demonstrated alignment with the Company’s core values.	75%	Team Member achieved all goals, but did not successfully meet all expectations either in terms of competencies or alignment with core values.

Team Member missed expectations on some goals and competencies and met expectations on other goals and competencies. However, they consistently demonstrated alignment with the Company’s core values and displayed an openness to improve their own performance.	50%	Missing expectations on goals and competencies suggests a discounted bonus is appropriate. Alignment with core values keeps the bonus from being discounted to 0%. This category may apply to Team Members on performance improvement plans.

Team Member missed expectations on most goals.	0%	Goal achievement is critical. While Team Member has the opportunity to improve their performance and earn a bonus in the next performance cycle, they did not earn a bonus for the current performance cycle. This category may apply to Team Members on performance improvement plans.

2.	Company Performance Element

The Company performance element is based on the Company’s performance against targets set for certain financial results in the Company’s annual budget. The five metrics for Company performance are below.

a)

Metrics 1-4: (1) Net Revenues, (2) Segment Operating Income, (3) Gross Profit (Gift Card Segment only), and (4) Adjusted EBITDA mean, respectively, the corresponding amount as reported in the Company’s Statements of Operations or its periodic report on

RetailMeNot, Inc.

2017 Bonus Plan

(Team Member)

Form 10-K or 10-Q (as applicable) as of June 30, 2017 with respect to the 1H Period and as of December 31, 2017 with respect to the 2H Period, excluding, for each such period (unless otherwise determined by the Compensation Committee), the impact of any acquisitions closed in fiscal year 2017.

Calculating the Percentage Payout for each metric listed above:

i.	The actual amount of the individual metric will be divided by the applicable target to determine the percentage achievement. The percentage achieved will be applied as set forth below to determine the percentage payout.

If the percentage achieved falls between two table results, the percentage payout will be extrapolated. For example, 98% achievement would result in 96% payout since each percentage point drop in achievement between 95% and 100% results in a two-percentage point drop in percentage payout.

% Metric Target Achieved	Payout
0%	0.0%
70%	25.0%
75%	40.0%
80%	55.0%
85%	67.5%
90%	80.0%
95%	90.0%
100%	100.0%

ii.	The percentage payout will be multiplied by the applicable individual metric weighting percentage as set forth in the Team Member’s 2017 compensation overview to determine the percentage of the individual metric earned.

b)	Metric 5: Audience means the number of the Company’s user days during the 1H Period and the 2H Period, excluding the impact of any acquisitions completed in fiscal year 2017. The Company determines user days by summing the number of days each user is active during a calendar month. Users of the Company’s desktop and mobile websites are determined using browser cookies from Google Analytics, a third-party product that provides digital marketing intelligence. Users of the Company’s native applications are determined using device ID. Because user days are tracked separately for each domain, the Company counts each of the following as a separate user day: (i) the first time a user accesses one of its desktop or mobile websites using a specific device or browser on a particular day, (ii) each time a user re-accesses one of our desktop or mobile websites on the same device or browser on a particular day after that user clears their browser cookies and (iii) the first time a specific mobile device accesses one of our mobile applications on a particular day.

RetailMeNot, Inc.

2017 Bonus Plan

(Team Member)

Calculating the Audience Percentage Payout:

i.	The actual amount for the Audience metric will be divided by the applicable target to determine the percentage achievement. The percentage achieved will be applied as set forth above in Section 2(a)(i) with respect to Metrics 1-5 to determine the percentage payout.

ii.	The percentage payout will be multiplied by the applicable Audience weighting percentage to determine the percentage of the Audience metric earned.

3.	Performance Period Formula

Each Company performance metric listed above is weighted for the 1H Period and the 2H Period depending on the Team Member’s operating segment and role within the Company per the formulas below:

Team Members in the Core Segment

Each Team Member in the Core Segment will have (1) a Core Segment Operating Income metric, (2) an Audience metric and (3) a Core Segment Net Revenues metric. Each metric is based upon the country, region or regions for which the Team Member has operational responsibility.

Team Members and Senior Vice Presidents in the Gift Card Segment

Each Team Member and Senior Vice Presidents in the Gift Card Segment will have (1) a Gift Card Segment Operating Income metric, (2) a Gift Card Segment Gross Profit metric and (3) a Gift Card Segment Net Revenues metric.

Team Members who serve as Senior Vice Presidents or certain “C-level” Executives

Team Members who serve as a Senior Vice President or certain “C-level” executives (excluding those in the Gift Card Segment) with global responsibilities will have (1) an Adjusted EBITDA, (2) a consolidated Audience metric and (3) a consolidated Net Revenues metric.

VIII.	Calculating the Company Overachievement Bonus.

The Company Overachievement Bonus can be earned by Team Members in the event the Company over-performs in any of the Company’s performance metrics (Net Revenues, Segment Operating Income, Audience, Gross Profit, or Adjusted EBITDA) as measured against that metric’s target in the Company’s annual budget.

The Company Overachievement Bonus will be calculated as follows:

i.	Over-performance against the target Company performance element earns a Team Member Company Overachievement Bonus percentage points as set forth below.

RetailMeNot, Inc.

2017 Bonus Plan

(Team Member)

Element vs. Target (1)	Company Overachievement Bonus (2)	Element vs. Target (1)	Company Overachievement Bonus (2)
>=1%	2.5%	>=11%	40.0%
>=2%	5.0%	>=12%	45.0%
>=3%	7.5%	>=13%	51.9%
>=4%	10.0%	>=14%	58.8%
>=5%	12.5%	>=15%	65.6%
>=6%	15.0%	>=16%	72.5%
>=7%	20.0%	>=17%	79.4%
>=8%	25.0%	>=18%	86.3%
>=9%	30.0%	>=19%	93.1%
>=10%	35.0%	>=20%	100.0%

(1)	Percentage by which any of the five Company Performance Elements exceeds the Target.
(2)	The Company Overachievement Bonus percentage will be multiplied by the actual amount of each applicable metric in the Company Performance Element. For example, if the actual Net Revenue metric exceeds the target by 16%, the Company Overachievement Bonus for the Net Revenue metric would be calculated by multiplying the Net Revenue amount by 172.5% (i.e. 100% represents the Net Revenue amount and 72.5% represents the Net Revenue amount for the Company Overachievement Bonus calculation).

ii.	The aggregate Company Overachievement Bonus is capped at 200%.

iii.	Team Members who serve in a role as a Senior Vice President and above are not eligible to earn the Company Overachievement Bonus in the 1H Period. Overachievement for these executives will be determined on an annualized basis and paid with the Base Bonus for the 2H Period.

IX.	General Provisions.

1.	Bonuses are subject to all applicable taxes and other required deductions.

2.	If the individual performance percentage payout is less than 50% for a Team Member in the 1H Period or the 2H Period, no Company Performance Element will be earned for that Team Member in that period. To be eligible for any Company Overachievement Bonus, the Team Member’s individual performance percentage payout must be at least 85%.

3.	The Plan does not constitute a guarantee of employment nor does it restrict the Company’ rights to terminate employment at any time or for any lawful reason.

4.

The Plan does not create vested rights of any nature nor does it constitute a contract of employment or a contract of any other kind. The Plan does not create any customary concession or privilege to which there is any entitlement from year-to-year, except to the extent required under applicable law.

RetailMeNot, Inc.

2017 Bonus Plan

(Team Member)

Nothing in the Plan entitles a Team Member to any remuneration or benefits not set forth in the Plan nor does it restrict the Company’ rights to increase or decrease the compensation of any Team Member, except as otherwise required under applicable law.

5.	To be eligible to participate in the Plan, a Team Member must be a regular, full-time employee of the Company. Part-time employees, temporary employees, contract employees, interns, independent contractors, and consultants are not eligible to participate in the Plan. Team Members who become eligible to participate in the Plan after the first day of the 1H Period or the 2H Period for which a bonus is paid shall be eligible to receive a pro-rated bonus for such period.

6.	Team Members who are not eligible to participate in the Plan as of April 30, 2017 are not eligible for the 1H Period. Team Members who are not eligible to participate in the Plan as of October 31, 2017 are not eligible for the 2H Period.

7.	Team Members who are terminated prior to the actual payment of a bonus shall not receive a bonus.

8.	This Plan constitutes the entire arrangement regarding the Plan, supersedes any prior oral or written description of the Plan and may not be modified except by a written document that specifically references this Plan and is signed by the Company’s Chief Executive Officer.

9.	The Plan is provided at the Company’s sole discretion and the Company may modify or eliminate it at any time, individually or in the aggregate, prospectively or retroactively, without notice or obligation during the plan year. In addition, there is no obligation to extend or establish a similar plan in subsequent years.

10.	The Plan shall not become a part of any employment condition, regular salary, remuneration package, contract or agreement, but shall remain gratuitous in all respects. Bonuses are not to be taken into account for determining severance pay, termination pay, “extra months” bonuses or payments, or any other form of pay or compensation.

11.	Team Members who are separated from employment with the Company due to divestiture, closure, or dissolution of a business prior to the actual payment of a bonus are not eligible to receive a bonus.

12.	The Plan (i) will be subject to such amendments as are required to be effected according to applicable law and (ii) will not be available to Team Members where applicable law prohibits the Plan or where tax or other business considerations make a Team Member’s participation impracticable in the judgment of the Compensation Committee.

13.	At a minimum, the Company will fund 50% of the calculated payout for the 2H Period at December 31. If the actual payout for the 2H Period under this Plan exceeds 50% of the calculated payout at December 31, then the actual payout shall be distributed to all Team Members employed as of the date the bonus for the 2H Period is paid based on the payout calculated for such Team Member in accordance with this Plan. If the actual bonus payout under this Plan for the 2H Period is less than 50% of the calculated payout at December 31, then the amount that shall be distributed to all Team Members employed as of the date the bonus for the 2H Period is paid (but excluding any Team Member who serves as a Senior Vice President or certain “C-level” Executive) shall equal the actual 2H Period payout calculated for such Team Member in accordance with this Plan plus a pro rata amount equal to the difference between the calculated payout amount for the 2H Period at December 31, multiplied by 50% minus the amount of actual payout.